Exhibit 3.3

ARTICLES OF CONVERSION

Pursuant to the provisions of article 5.17 of the Texas Business Corporation Act, the undersigned converting entity certifies the following articles of conversion adopted for the purpose of effecting a conversion in accordance with the provisions of the Texas Business Corporation Act to a foreign corporation organized under the laws of the State of Nevada.

1. A plan of conversion was approved and adopted in accordance with the provisions of article 5.03 of the Texas Business Corporation Act providing for the conversion of Coil Tubing Technology Holdings, Inc., a Texas corporation to Coil Tubing Technology Holdings, Inc., a Nevada corporation.

2. An executed plan of conversion is on file at the principal place of business of the converting entity at 19511 Wied Road, Suite E, Spring, Texas 77388 and, from and after the conversion, an executed plan of conversion will be on file at the principal place of business of the converted entity at 19511 Wied Road, Suite E, Spring, Texas 77388.

3. A copy of the plan of conversion will be furnished by the converting entity (prior to the conversion) or by the converted entity (after the conversion) on written request and without cost to any shareholder or member of the converting entity or the converted entity.

4. The approval of the plan of conversion was duly authorized by all action required by the laws under which Coil Tubing Technology Holdings, Inc. is incorporated and by its constituent documents. The number of outstanding shares of each class or series of stock of Coil Tubing Technology Holdings, Inc. entitled to vote, with other shares or as a class, on the plan of conversion are as follows:

Number of Shares		Number of Shares Entitled to
Outstanding	Class or Series	Vote as a Class or Series

51,000	Common Stock $0.01	51,000

5. The number of shares, not entitled to vote only as a class, voted for and against the plan of conversion, respectively, and, if the shares of any class or series are entitled to vote as a class, the number of shares of each such class or series voted for and against the plan of conversion, are as follows:

			Number of Shares Entitled to
Total Voted For	Total Voted Against	Class or Series	Vote as a Class or Series
			Voted
			For	Against
51,000	0	Common Stock	51,000	0

6. The conversion will become effective on the date these Articles of Conversion are filed in accordance with the provisions of article 10.03 of the Texas Business Corporation Act.

Dated: 5/24/07
Coil Tubing Technology Holdings, Inc.

/s/ Jerry Swinford
Jerry Swinford
Chief Executive Officer